EXHIBIT 99.1

   Media Contact: Kekst & Co.                    STILWELL
      Michael Herley (212-521-4897)              FINANCIAL INC.

    Investor Contact:
     Landon H. Rowland (816-218-2416)
       Chairman, President and CEO                   920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105
      Daniel P. Connealy (816-218-2412)
      Vice President and Chief Financial Officer                NYSE Symbol:  SV
                                         Release No. 2001-26    October 24, 2001


                                 {News Release}

                         STILWELL FINANCIAL INC. REPORTS
                         REDUCED THIRD QUARTER EARNINGS

                - Company Maintains Ongoing EBITDA Margin of 50%-

                                    (Page 1)

Kansas City, Missouri


         Stilwell Financial Inc. ("Stilwell" or the "Company") reported ongoing third quarter 2001 net income of $90.5 million, or 39(cent) per diluted share, compared to net income of $170.1 million, or 73(cent) per diluted share, in record third quarter 2000. For the nine months ended September 30, 2001, Stilwell reported ongoing net income of $306.9 million, or $1.33 per diluted share, versus $463.8 million, or $2.02 per diluted share, in 2000. The lower ongoing earnings in 2001 reflect reduced revenues due to a lower level of average assets under management and expected downward pressures on Stilwell's operating margin, primarily as a result of amortization expense associated with purchases of Janus Capital Corporation ("Janus") common stock during the first half of the year and higher depreciation resulting from Janus' technology infrastructure development over the last three years.

         Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, said, "Stilwell's third quarter 2001 results were consistent with our expectations given the very difficult market conditions. Our operating results continued to benefit from industry-leading operating and EBITDA margins, but suffered from the decline in our revenues resulting from reduced assets under management. Given the significance of the cash flows generated by our subsidiaries, particularly Janus, we believe that the EBITDA margin is a strong indicator of the financial strength of our company."

         Net income and earnings per share for the three and nine months ended September 30, 2001 exclude a one-time non-cash charge of approximately $64 million in connection with Stilwell's commitment to purchase 609,950 shares of Janus common stock from Thomas H. Bailey, Janus' President, Chairman and Chief Executive Officer, and one other Janus minority stockholder as described in footnote (2) in the Earnings and Statistics Table below. Earnings for the nine months ended September 30, 2001 also include other non-recurring items that, together with non-recurring items during 2000, are described in the footnotes to the tables below. Taking into consideration these non-recurring items, reported net income totaled $26.8 million (11(cent) per diluted share) for third quarter 2001 versus $170.1 million (73(cent) per diluted share) in the same 2000 period and $228.6 million (99(cent) per diluted share) for the nine months ended September 30, 2001 versus $510.5 million ($2.23 per diluted share) in 2000.

         Stilwell reported an ongoing operating margin of 36.3% and 39.6% for the three and nine months ended September 30, 2001, respectively. These margins highlight the flexibility of the Janus business model, evidenced by the savings generated from its substantial reliance on increased electronic shareowner servicing and earlier work force reductions. If additional amortization expense resulting from the Janus share purchases during the first half of the year were excluded, the ongoing operating margin for the three and nine months ended September 30, 2001 would be 39.6% and 41.3%, respectively.

         Stilwell's ongoing earnings before interest, income taxes, depreciation and amortization ("EBITDA") as a percentage of revenues ("EBITDA margin") totaled 49.7% for third quarter 2001 versus 50.5% in prior year's record. For the nine months ended September 30, 2001, the ongoing EBITDA margin was 49.6% compared to 48.9% in 2000. The strong EBITDA margin reflects Stilwell's increased ownership of Janus, partially offset by the downward pressures on Stilwell's operating margin.


- THIRD QUARTER -

EARNINGS AND STATISTICS TABLE

                                                                           Third Quarter
                                                                           -------------
                                                               2000                            2001
                                                               ----                            ----
Net Income (in millions):
  Ongoing Net income                                        $    170.1                     $     90.5
  DST gains on sale of marketable investments (1)                                                 0.3
  Charge in connection with commitment to
    purchase Janus shares (2)                                                                   (64.0)
                                                       --------------------            -------------------
  Reported Net income                                       $    170.1                     $     26.8
                                                       ====================            ===================


                                                                          Third Quarter
                                                                          -------------
                                                               2000                            2001
                                                               ----                            ----
Diluted Earnings Per Share:
  Ongoing Operations                                        $     0.73                     $     0.39
  Charge in connection with commitment to
    purchase Janus shares (2)                                                                   (0.28)
                                                       --------------------            -------------------
  Reported Diluted Earnings per Share                       $     0.73                     $     0.11
                                                       ====================            ===================

Operating Margin                                                  48.0%                          36.3%
Ongoing EBITDA Margin                                             50.5%                          49.7%
Average assets under management (in billions)               $    324.2                     $    198.0


(1) During the three months ended September 30, 2001, the Company recorded equity earnings of DST representing Stilwell's proportionate share of DST non-recurring gains in connection with the sale of marketable securities during third quarter 2001. Note that for purposes of diluted earnings per share computations, the impact was less than one-quarter of one cent.

(2) Stilwell recorded a one-time non-cash increase to minority interest of approximately $64 million in connection with its commitment to purchase 609,950 shares of Janus common stock. This commitment dates back to the Company's 1984 initial purchase of Janus and results from put rights held by Mr. Bailey and one other minority stockholder that use Janus' earnings from the prior calendar year to determine the price of the shares. Therefore, the contractual price to be paid by Stilwell is computed using the results from Janus' record year in 2000. Based on the decline in Janus' earnings from 2000, accounting guidelines require an evaluation of whether the contractual price of the purchase commitment exceeds current market value. After consultation with third party valuation professionals, the Company recorded this charge as an increase to minority interest at September 30, 2001. Upon completion of the acquisition of the Janus shares expected to occur later in 2001, the intangible assets and goodwill to be recorded will be reduced by the amount of this charge.

         Stilwell, which includes Janus, Berger LLC, Nelson Money Managers plc and an approximate 34% equity investment in DST Systems, Inc. ("DST"), reported $171.8 billion in assets under management as of September 30, 2001 compared to $220.1 billion as of June 30, 2001 and $315.5 billion as of September 30, 2000. The decrease in assets under management during the quarter resulted from the following: i) net cash redemptions of $4.4 billion, primarily in the Janus Investment Fund retail funds and ii) market depreciation of $43.9 billion. Average assets under management totaled $198.0 billion during third quarter 2001 compared to $223.9 billion in second quarter 2001 and $324.2 billion in third quarter 2000. The lower level of average assets under management in third quarter 2001 versus 2000 resulted in a 41% decrease in revenues quarter-to-quarter (to $361.6 million from $609.5 million).

         Operating income for the three months ended September 30, 2001 was $131.4 million versus $292.4 million in 2000. This decline is indicative of the expected margin pressures experienced due to the lower level of assets under management and revenues, as well as to higher depreciation and amortization and certain components of expenses that are fixed. Although declining from the comparable prior period, Stilwell's operating margin exceeded industry standards. The work force reductions and facility closings by Janus during the first half of the year contributed significantly to the continued strong operating margin.

         Operating expenses of $230.2 million for third quarter 2001 were 27% lower than the $317.1 million in third quarter 2000. Reduced expenses occurred in the following key categories: i) compensation, primarily due to reduced investment performance-based incentive compensation and a decline in the average number of employees quarter-to-quarter; ii) third party concession fees resulting from a lower level of assets under management through these distribution arrangements; iii) professional services (due to a lower number of temporary employees in 2001 versus 2000); and iv) other variable costs reflecting the decline in revenues. Offsetting these decreases, however, was a $13.5 million increase in depreciation and amortization arising from goodwill and identified intangibles associated with Stilwell's acquisition of 802,042 shares of Janus common stock during the first half of the year and Janus' technology and operational infrastructure efforts over the last three years. The increase in these expenses had the effect of reducing the operating margin by more than two percentage points when comparing third quarter 2001 to the same 2000 period.

         Exclusive of the one-time gains recorded by DST in third quarter 2001, equity earnings from DST improved $1.2 million to $15.5 million. This improvement was largely attributable to higher earnings in DST's financial services segment. Consolidated DST revenues increased 25.4%, largely due to the inclusion of revenue from EquiServe Limited Partnership ("EquiServe"), in which DST acquired controlling ownership on March 30, 2001. Revenues also increased due to a higher number of shareowner accounts serviced (totaling 75.2 million at September 30, 2001 versus 74.8 million at June 30, 2001, 72.1 million at December 31, 2000 and 65.1 million at September 30, 2000) and to increased volumes in DST's Output Solutions segment from the financial service and video service industries. DST's operating margin declined quarter-to-quarter, partially due to the inclusion of EquiServe during 2001.

         Stilwell's interest expense increased by $5.1 million quarter-to-quarter, primarily as a result of accreted interest on the zero-coupon convertible debt securities ("debt securities") and amortization of 25% of the approximately $16.4 million in debt issue costs paid in connection with the debt securities. Other income for third quarter 2001 declined by $5.7 million from third quarter 2000 as a result of reduced interest income (from lower average cash balances and interest rates).

         The Company's effective tax rate decreased quarter-to-quarter reflecting the larger proportionate contribution to net income from equity in net earnings of DST and a reduction in certain state taxes.


                                - Year to Date -

                          EARNINGS AND STATISTICS TABLE

                                                                           Year to Date
                                                                           ------------
                                                                  2000                         2001
                                                                  ----                         ----
Net Income (in millions):
  Ongoing Net income                                             $  463.8                  $    306.9
    Charge in connection with commitment to
    purchase Janus shares (1)                                                                   (64.0)
    Severance, facility closing and other costs (2)                                             (22.1)
    DST gains on sale of business unit and investments (3)                                        7.8
    2000 gain items (4)                                              46.7
                                                            ---------------            ------------------
  Reported Net income                                            $  510.5                  $    228.6
                                                            ===============            ==================

                                                                            Year to Date
                                                                            ------------
                                                                  2000                         2001
                                                                  ----                         ----
Diluted Earnings Per Share:
  Ongoing Operations                                             $   2.02                  $      1.33
    Charge in connection with commitment to
     purchase Janus shares (1)                                                                   (0.28)
    Severance, facility closing and other costs (2)                                              (0.09)
    DST gains on sale of business unit and investments (3)                                        0.03
    2000 gain items (4)                                              0.21
                                                            ---------------            -------------------
  Reported Diluted Earnings per Share                            $   2.23                  $      0.99
                                                            ===============            ===================

Ongoing Operating Margin                                            46.2%                        39.6%
Ongoing EBITDA Margin                                               48.9%                        49.6%
Average assets under management (in billions)                    $ 307.6                   $    222.7
Shareowner accounts (in thousands)                               6,324.4                      6,017.9


(1) See Note (2) to Earnings and Statistics Table in third quarter discussion above.

(2) During the nine months ended September 30, 2001, Janus recorded approximately $48.5 million (pretax) in severance, facility closing and related costs associated with work force reductions in February and April 2001 and the closing of its Austin location in April 2001. Approximately $39.4 million (pretax) of the total costs were recorded during second quarter 2001. Partially offsetting these costs was a first quarter 2001 reduction of approximately $8.2 million (pretax) in stock bonus accruals at Janus that were no longer payable as a result of the sale of shares of Janus common stock by various employees to Stilwell on March 16, 2001 as previously disclosed.


(3) The Company recorded $8.4 million in equity earnings of DST representing Stilwell's proportionate share of DST non-recurring gains in connection with the sale of DST's portfolio accounting business and sales of marketable securities during 2001.


(4) Reported net income for the nine months ended September 30, 2000 included the following: i) a first quarter after-tax gain of $27.3 million resulting from the settlement of litigation with a former equity affiliate; ii) a first quarter $15.1 million after-tax gain associated with Stilwell's sale of 192,408 shares of its Janus common stock to Janus for use in the Janus employee stock incentive programs; and iii) $3.4 and $0.9 million (after-tax) in first and second quarter gains, respectively, representing the Company's proportionate share of a litigation settlement and sales of marketable securities recorded by DST.


         During the nine months ended September 30, 2001, assets under management declined $86.0 billion (from $257.8 billion as of December 31, 2000 to $171.8 billion as of September 30, 2001). Market depreciation of $80.1 billion represents approximately 93% of the decline in assets under management since year-end. Average assets under management during the nine months ended September 30, 2001 totaled $222.7 billion compared to $307.6 billion in the same 2000 period, resulting in a decrease in revenues from $1,717.6 million in 2000 to $1,221.6 million in 2001. This decline in revenues, together with the expected margin pressures (as noted in the third quarter discussion), led to a 39% decline in ongoing operating income in 2001 versus 2000.

         Operating expenses of $738.4 million ($778.7 million including non-recurring costs) for year to date 2001 were $186.1 million (or 20%) lower than the $924.5 million in comparable 2000. Reduced expenses occurred in the same key components identified in the third quarter discussion. Compensation and third party concession fees - the two largest components of Stilwell's operating expenses - represented approximately 35% of revenues for the nine months ended September 30, 2001 versus 36% in 2000. The lower current period percentage reflects the savings associated with the Janus organizational initiatives in first and second quarters and reduced performance-based incentive compensation. Depreciation and amortization increased $35.0 million period-to-period, resulting in an increase in this component as a percentage of revenues from 3.3% in 2000 to 7.5% in 2001.

         Exclusive of the one-time gains recorded by DST in 2001 and 2000, equity earnings from DST improved to $49.6 million in 2001 versus $44.2 million in 2000. This improvement was largely attributable to higher operating earnings in DST's financial services segment, driven by increased revenues. During the nine months ended September 30, 2001, DST purchased approximately 6.4 million shares of its common stock under its previously announced share repurchase programs, which resulted in an increase in Stilwell's ownership interest in DST from 33% to 34%.

         Stilwell's interest expense increased by $16.0 million in 2001 versus 2000 due to the items noted in the third quarter discussion above, together with approximately $7.0 million in interest associated with the acquisition of 600,000 shares of Janus common stock from Mr. Bailey in May 2001.

         Other income decreased by $14.0 million as a result of lower average cash balances and interest rates period-to-period. The Company's effective tax rate was lower for the nine months ended September 30, 2001 compared to the same 2000 period for the reasons discussed in the third quarter above.


BUSINESS OUTLOOK
----------------

         Mr. Rowland further commented, "Stilwell's assets under management declined by $48.3 billion during the quarter, largely due to market depreciation. Given the declining markets during 2001, the modest outflows during the year - less than 3% of total assets under management as of December 31, 2000 - and the relatively stable level of shareowner accounts suggest that investors continue to appreciate the long-term investment strengths and innovative customer service capabilities of both Janus and Berger.

         "Third quarter 2001 further evidenced our ability to maintain an extremely competitive operating margin despite distressed market and business conditions. A key component to this operating success resulted from the focus by Janus, Berger and Nelson on efficiencies gained from sophisticated technology. Stilwell is committed to supporting, developing and enhancing our existing subsidiaries and is resolute in its commitment to build the franchise value of each of these excellent organizations.

         "We express our sincerest sympathy for all the people that have suffered directly and indirectly as a result of the devastating attack on our country on September 11th. As difficult as it has been to focus on the business at hand, Stilwell and each of our subsidiaries have worked to return to business as usual. Operationally, this objective has been successfully attained. As the rebuilding and healing continues, our commitment to maintaining and strengthening the value of this company for our shareholders is constant."

--------------------------------------------------------------------------------


         Shareholders and other interested parties are invited to listen to Stilwell's third quarter earnings presentation by calling (800) 406-5345 (domestically) or (913) 981-5571 (internationally), code #640404, at least ten minutes prior to the 1:00 pm EDT start time of the presentation on October 25, 2001. The accompanying slides to the presentation are expected to be available on the updated Stilwell web site (http://www.stilwellfinancial.com) on the morning of October 25, 2001. Additionally, a replay of the presentation will be available by calling (719) 457-0820 or (888) 203-1112, code #640404. The replay will be available for one week.

         Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, a 91.6% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 87% of the regular limited liability company interests; Nelson Money Managers Plc, an 81% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 34% interest.


                               * * * * * * * * * *


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)


                                                     ............. The End

                             STILWELL FINANCIAL INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                       Three Months                            Nine Months
                                                     Ended September 30,                   Ended September 30,
                                                     -------------------                   --------------------
                                                   2000              2001                  2000             2001
                                                   ----              ----                  ----             ----
Revenues:
   Investment management fees                     $  502.3         $ 296.4             $ 1,414.9         $1,002.0
   Shareowner servicing fees                          90.2            49.3                 259.6            171.6
   Other                                              17.0            15.9                  43.1             48.0
                                                  --------         -------             ---------         --------
         Total                                       609.5           361.6               1,717.6          1,221.6
                                                  --------         -------             ---------         --------
Operating expenses:
  Compensation                                       138.3            69.8                 387.3            249.6
  Marketing and promotion                             22.3            22.4                  77.0             72.4
  Third party concession fees                         83.4            53.4                 237.1            181.1
  Depreciation and amortization                       21.5            35.0                  57.0             92.0
  Professional services                               17.0             9.9                  49.0             34.7
  Other                                               34.6            39.7                 117.1            108.6
  Severance, facility closing and other costs            -              -                                    40.3
                                                  --------         -------             ---------         --------
        Total                                        317.1           230.2                 924.5            778.7
                                                  --------         -------             ---------         --------

Operating Income                                     292.4           131.4                 793.1            442.9

Equity in earnings of unconsolidated affiliates       14.3            15.8                  48.9             58.0
Interest Expense - Kansas City
  Southern Industries, Inc.                            -               -                    (0.7)             -
Interest Expense - third parties                      (1.9)           (7.0)                 (5.1)           (21.8)
Gain on litigation settlement                          -               -                    44.2             -
Gain on sale of Janus Capital Corporation common stock -               -                    15.1             -
Other, net                                            10.7             5.0                  32.1             18.1
                                                  --------         -------             ---------         --------

   Income before taxes and minority interest         315.5           145.2                 927.6            497.2

Income tax provision                                 114.2            47.2                 330.8            170.7
Minority interest in consolidated earnings            31.2            71.2                  86.3             97.9
                                                  ---------        -------             ---------         --------
Net Income                                        $  170.1         $  26.8             $   510.5         $  228.6
                                                  ========         =======             =========         ========

Per Share Data (1):
-------------------


Weighted Average Common
     shares outstanding (in thousands)             223,407         220,462               223,163          219,685
                                                  --------         -------             ---------         --------

Basic Earnings per Common Share                   $   0.76         $  0.12             $    2.29         $   1.04
                                                  ========         =======             =========         ========


Diluted Common
   shares outstanding (in thousands)               229,297         224,390               225,126          224,612
                                                  --------         -------             ---------         --------

Diluted Earnings per Common Share                 $   0.73         $  0.11             $    2.23         $   0.99
                                                  ========         =======             =========         ========



(1)Stock options are included in the respective periods for the proportionate number of days outstanding during each period. The accumulation of Basic and Diluted Earnings per Common Share for the three quarters in 2000 and 2001 do not necessarily total the Basic and Diluted Earnings per Common Share for the nine months ended September 30, 2000 and 2001, respectively.

                             Stilwell Financial Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)
                              (dollars in millions)

                                                                          December 31,           September 30,
                                                                              2000                   2001
                                                                         ---------------        ---------------
                               Assets
Current assets:
 Cash and equivalents                                                     $    364.3             $    430.4
 Investments in advised funds                                                   30.2                   25.2
 Accounts receivable                                                           194.4                  123.2
 Other current assets                                                           52.2                   61.4
                                                                         ---------------        ---------------
       Total current assets                                                    641.1                  640.2

Investments                                                                    511.1                  438.3
Properties, net                                                                137.7                  109.3
Intangibles and other assets, net                                              291.1                1,468.9
                                                                         ---------------        ---------------
       Total assets                                                       $  1,581.0             $  2,656.7
                                                                         ===============        ===============

Liabilities and
    stockholders' equity
Current liabilities:
 Current portion of long-term debt                                        $      -               $      -
 Accounts payable                                                               27.3                   24.7
 Accrued compensation and benefits                                              98.0                   65.5
 Federal income taxes payable                                                    9.7                   57.5
 Other accrued liabilities                                                      61.1                   49.6
                                                                         ---------------        ---------------
       Total current liabilities                                               196.1                  197.3
                                                                         ---------------        ---------------

Other liabilities:
 Long-term borrowings                                                            -                    692.9
 Deferred income taxes                                                         211.1                  378.0
 Other deferred credits                                                         42.7                   31.0
 Minority interest                                                              73.3                   90.9
                                                                         ---------------        ---------------
       Total other liabilities                                                 327.1                1,192.8
                                                                         ---------------        ---------------

Stockholders' equity:
 Common stock                                                                    2.2                    2.2
 Additional paid-in capital                                                      -                      -
 Retained earnings                                                             952.3                1,219.4
 Accumulated other comprehensive income                                        103.3                   45.0
                                                                         ---------------        ---------------
       Total stockholders' equity                                            1,057.8                1,266.6
                                                                         ---------------        ---------------
       Total liabilities and stockholders' equity                         $  1,581.0             $  2,656.7
                                                                         ===============        ===============